Exhibit 10.7
Supplemental Agreement
This Supplemental Agreement (herein, the “Agreement”) is made as of this 21st day of January, 2011, by and between Pegasus Partners IV, L.P., a Delaware partnership (the “Fund”), and Bank of Montreal (the “Lender”).
Recitals:
A. Concurrently herewith, the Lender and the Fund are entering into that certain Loan Authorization Agreement dated as of the date hereof (the “Loan Authorization Agreement”) pursuant to which the Lender has agreed to extend credit to the Fund on the terms and conditions set forth therein.
B. The Fund previously executed and delivered to the Lender that certain Guaranty dated March 18, 2009, pursuant to which the Fund guaranteed certain indebtedness, obligations and liabilities (the “Fiber Preferred Obligations”) owed to the Lender by Fiber Preferred Holdings, LLC (the “Fiber Preferred Guaranty”).
C. The Fund previously executed and delivered to BMO Harris Financing, Inc. (formerly known as BMO Capital Markets Financing, Inc.) (“BMOHFI”) that certain Guaranty dated July 30, 2008, pursuant to which the Fund guaranteed certain indebtedness, obligations and liabilities (the “Slipstream Obligations”) owed to the Lender by Slipstream Funding, LLC (the “Slipstream Guaranty” and, together with the Fiber Preferred Guaranty, the “Guarantees”).
D. Pursuant to that certain Assignment dated as of the date hereof between BMOHFI and the Lender, BMOHFI assigned to the Lender the Slipstream Guaranty and related instruments, agreements and documents.
E. The Fund has advised the Lender that upon the Lender’s advance of credit under the Loan Authorization Agreement requested concurrently herewith (the “LSG Stock Acquisition Debt”), the Fund will be in violation of those terms of the Loan Authorization Agreement and the Guarantees that require all outstanding indebtedness and guarantees (or other credit support) of the Fund not to exceed 80% of its uncalled Capital Commitments (as defined in the Fund’s Second Amended and Restated Agreement of Limited Partnership dated as of September 28, 2007 (as amended from time to time, the “Limited Partnership Agreement”)) (such violations of the Loan Authorization Agreement and the Guarantees, the “Debt Violations”).
F. The Fund has advised the Lender that that the LSG Stock Acquisition Debt will cause the Fund to be in violation of certain terms of its Limited Partnership Agreement (such violation, the “LP Agreement Violation”, and that the LP Agreement Violation, in turn, will cause the Fund to be in violation of those terms of the Loan Authorization Agreement and the Guarantees that require it to not contravene any terms in the Limited Partnership Agreement (the “Representation Violations” and together with the Debt Violations, the “Violations”).

G. The Fund has advised the Lender that the Fund has received all necessary waivers from its Limited Partners with respect to the LP Agreement Violation, and the Fund has requested that the Lender not demand payment on the Loan Authorization Agreement and the Guarantees based solely on the Violations.
H. In order to accommodate the Fund’s request, the Lender is willing to not demand payment on the Loan Authorization Agreement and the Guarantees solely by reason of the Violations on the terms, conditions, and provisions contained in this Agreement.
Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1. Incorporation of Recitals; Defined Terms. The Fund acknowledges that the Recitals set forth above are true and correct in all material respects. The defined terms in the Recitals set forth above are hereby incorporated into this Agreement by reference. All other capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Loan Authorization Agreement.
2. Demand Facilities. The Fund acknowledges and agrees that, notwithstanding anything to the contrary herein, all Loans and other amounts payable under the Loan Authorization Agreement, all Fiber Preferred Obligations and all Slipstream Obligations are payable ON DEMAND of the Lender, subject to the conditional fourteen business day payment period with respect to any such demand as expressed in the Loan Authorization Agreement and each of the Guarantees, and that the availability of any additional Loans and credit guaranteed by the Guarantees automatically terminates ON DEMAND of the Lender; provided that, the Lender will not demand payment of the Loans, the Fiber Preferred Obligations or the Slipstream Obligations solely by reason of the Violations.
3. Additional Agreements. The Fund and the Lender further agree that:
(a) The Lender shall return to the Pledgors, as defined below, the Pledged Shares, as defined below, after receipt of a Certificate of Status (which shall be in the form attached to the Loan Authorization Agreement as Exhibit B) from the Fund certifying that the Debt Violations have ceased to exist; provided that, in the event that the Fund has not provided the Lender such a Certificate of Status before December 31, 2011, the Lender shall sell that amount of Pledged Shares necessary to produce net proceeds from such sale to cause the Debt Violations to cease to exist (subject to the requirements of Section 6(c) of the Pledge Agreement, as defined below) and shall apply such proceeds to the Loans and the Guarantees to cause such result, and, after such sale and application of proceeds, the Lender will return to the Pledgors any remaining Pledged Shares.

(b) The Fund agrees that in the event that for any three consecutive business days prior to December 31, 2011, the ratio (such ratio, the “Coverage Ratio”) of (i) the market value of the Pledged Shares based on the Wall Street Journal (or other similar reporting service) reported price for a share of common stock of Molycorp, Inc. at the end of each such business day, to (ii) the aggregate amount of outstanding Loans, Fiber Preferred Obligations and Slipstream Obligations on each such day, is less than 4.00 to 1.00, then the Fund shall promptly, and in any event no later than 3 business days, either (x) cause the Loans, the Fiber Preferred Obligations and the Slipstream Obligations to be reduced so that the Coverage Ratio is at least 4.50 to 1.00 or (y) pledge, or cause to be pledged, to the Lender additional Molycorp Inc. common stock (which stock shall be unrestricted and shall be subject to a first priority, perfected security interest in favor of the Lender), as collateral for the Fund’s obligations under the Loan Documents and the Guarantees so that the Coverage Ratio is at least 4.50 to 1.00 (provided that, a combination of these two options expressed in clauses (x) and (y) is also permitted to achieve this Coverage Ratio of at least 4.50 to 1.00). Any additional shares of common stock of Molycorp, Inc. pledged by the Fund to the Lender pursuant to this clause (c) shall constitute Pledged Shares for purposes of clause (a) above.
(c) The Lender agrees that, notwithstanding the demand character of the Loans, the Fiber Preferred Obligations and the Slipstream Obligations, so long as the Fund is in compliance with the terms of this Agreement and no other violations of the Loan Documents exist and no violations exist with respect to the Loan Documents for the Slipstream Obligations and with respect to the Loan Documents for the Fiber Preferred Obligations (any such violations at any time, collectively, the “Other Violations”), it will not sell any of the Pledged Shares prior to February 3, 2011.
(d) The Lender agrees that in the event that for any three consecutive business days prior to December 31, 2011, the Coverage Ratio is greater than 5.00 to 1.00, then the Lender shall promptly return Pledged Shares to the Pledgors so that the Coverage Ratio is approximately 4.50 to 1.00 on such date.
(e) The Fund agrees to, within 1 business day of the date hereof, make a capital call on the Limited Partners of the Fund in order to pay all Loans and other amounts outstanding under the Loan Authorization Agreement, and the Fund further agrees, promptly upon its receipt of capital from such Limited Partners, to deliver monies to the Lender sufficient to pay all outstanding Loans and other amounts outstanding under the Loan Authorization Agreement.
4. Loan Documents Remain Effective. Except as expressly set forth in Section 2 hereof, the Loan Documents, the Guarantees and all of the obligations of the Fund thereunder, and the rights and benefits of the Lender thereunder remain in full force and effect. Without limiting the foregoing, the Fund agrees to comply with all of the terms, conditions, and provisions of the Loan Documents and the Guarantees except as otherwise expressly permitted hereby.
5. Fees and Expenses. The Fund shall pay on demand all actual and documented fees and expenses (including reasonable attorneys’ fees) incurred by the Lender and its counsel in connection with this Agreement and the other instruments and documents being executed and delivered in connection herewith and the transactions contemplated hereby.

6. Conditions Precedent. The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent: (a) the Fund and the Lender shall have executed and delivered this Agreement; (b) the Fund, PP IV Mountain Pass II, LLC, a Delaware limited liability company (“Mountain Pass”), PP IV MP AIV 1, LLC, a Delaware limited liability company (“AIV1”), PP IV MP AIV 2, LLC, a Delaware limited liability company (“AIV2”) and PP IV MP AIV 3, LLC, a Delaware limited liability company (“AIV3” and together with Mountain Pass, AIV1 and AIV2, collectively, the “Pledgors” and individually each of the Pledgors is referred to as a “Pledgor”) shall have executed and delivered to the Lender a Pledge and Security Agreement (the “Pledge Agreement”) acceptable to the Lender in form and substance; (c) the Pledgors shall have delivered stock certificates for a minimum aggregate amount of 4 million shares of Molycorp Inc. common stock (the “Pledged Shares”) as collateral for the Loans and the Fund’s obligations under the Guarantees accompanied by executed, undated stock powers sufficient to transfer to the Pledged Shares; (d) the Fund shall have caused its counsel to deliver to the Lender an opinion in form and substance acceptable to the Lender and its counsel that the Lender may freely trade the Pledged Shares after January 25, 2011, and (e) the Fund shall provide evidence satisfactory to the Lender that the Pledgors have received the written consent of J.P. Morgan Securities Inc. and Morgan Stanley & Co. with respect to the Pledgors’ pledging of the Pledged Securities to the Lender.
The Fund hereby informs the Lender and the Lender acknowledges that (i) Alec Machiels, a partner of Pegasus Capital Advisors, L.P. (“Pegasus”), an affiliate of the Fund, is a director of Molycorp, Inc. and (ii) he and Pegasus may be in possession of material non-public information relating to Molycorp, Inc. (including, but not limited to, financial information, and information regarding future capital expenditures and business strategy), which may be positive or negative, that such information can not be disclosed at this time and that the Lender acknowledges such non-disclosure. The Lender irrevocably and unconditionally waives and releases Pegasus and its partners, officers, employees, agents and affiliates from all claims that it might have (whether for damages or any other relief) based on Pegasus’ or Mr. Machiels’ possession or non-disclosure to the Lender of such material non-public information, whether directly known or indirectly attributable to Pegasus or Mr. Machiels, and the Lender agrees not to solicit or encourage, directly or indirectly, any other person to assert such a claim.
7. No Waiver; Reservation of Rights. The Fund acknowledges that the Lender is not waiving the Violations, but is simply agreeing not to demand payment of the Loans and on the Guarantees with respect to the Violations to the extent expressly set forth in this Agreement. The Fund acknowledges that the Lender has made no representations as to what actions, if any, the Lender will take with respect to any other violations of the Loan Documents or the Guarantees and does hereby specifically reserve any and all rights, remedies, and claims it has (after giving effect hereto) with respect to any other violation of the Loan Documents or the Guarantees that may occur.

8. Miscellaneous. By its acceptance hereof, the Fund hereby represents that it has the necessary power and authority to execute, deliver, and perform the undertakings contained herein, and that this Agreement constitutes the valid and binding obligation of the Fund enforceable against it in accordance with its terms. Any provision of this Agreement held invalid, illegal, or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability without affecting the validity, legality, and enforceability of the remaining provision hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties hereto hereby acknowledge and agree that this Agreement shall constitute a Loan Document for all purposes of the Loan Authorization Agreement, the other Loan Documents and the Guarantees. This Agreement may be executed in counterparts and by different parties on separate counterpart signature pages, each of which constitutes an original and all of which taken together constitute one and the same instrument. Delivery of a counterpart hereof by facsimile transmission or by e-mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as delivery of a manually executed counterpart hereof. This Agreement shall be governed by New York law and shall be governed and interpreted on the same basis as the Loan Authorization Agreement. No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Fund therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender and, with respect to any such amendment, the Fund.
[Signature Pages to Follow]

This Supplemental Agreement is entered into as of the date and year first above written.

“Borrower” Pegasus Partners IV, L.P.
By:	Pegasus Investors IV, L.P., its
general partner

By:	Pegasus Investors IV GP, L.L.C., its
general partner

By:	/s/ Daniel Stencel
	Name	Daniel Stencel
	Title	Chief Financial Officer

Accepted and agreed to.

Bank of Montreal
By	/s/ Denise Sidlo
	Name	Denise Sidlo
	Title	Director